Exhibit 10(a)

AMENDMENT NO. 4

TO

PPL CORPORATION
INCENTIVE COMPENSATION PLAN

WHEREAS, PPL Corporation, (“PPL”) has adopted the PPL Corporation Incentive Compensation Plan (“Plan”), effective January 1, 1987; and
WHEREAS, the Plan was amended and restated effective January 1, 2003; and subsequently amended by Amendment No. 1, 2 and 3; and
WHEREAS, PPL desires to further amend the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

I.           Effective December 1, 2007, Sections 7, 8 and 10 are amended to read as follows and Section 8(G)(d) is deleted in its entirety:
SECTION 7.  RESTRICTED STOCK.
B.  Restriction Period.  At the time a Restricted Stock or Restricted Stock Units Award is granted, the Committee shall establish a Restriction Period applicable to such Award which shall be not less than three years.  Each Restricted Stock or Restricted Stock Units Award may have a different Restriction Period.  All Restricted Stock Units granted after December 31, 2004 shall have a mandatory Restriction Period, if the Restriction Period has not lapsed as of the day prior to a termination of employment, of six calendar months from the day of termination of employment.
Notwithstanding the other provisions of this Section 7:  (i) in the event of a Change in Control, the Restriction Periods on all Restricted Stock Awards previously granted shall lapse and in the event of a "change in ownership or effective control" as defined by Treasury Regulations under Code Section 409A(a)(2)(A)(v), the Restriction Periods on all Restricted Stock Units shall lapse and; (ii) apart from a Change in Control, the Committee is also authorized, in its sole discretion to accelerate the time at which any or all of the restrictions on all or any part of a Restricted Stock Award shall lapse or to remove any or all of such restrictions whenever the Committee may decide that changes in tax or other laws or other circumstances arising after the granting of a Restricted Stock Award make such action appropriate; provided, however, that no acceleration or removal of restrictions pursuant to this clause (ii) shall result in payout of Common Stock to the Participant less than six months after the Date of Grant, except pursuant to Section 7C below upon the Termination, death, Disability or Retirement of the Participant.
SECTION 8.  STOCK OPTIONS.
E.       Form of Payment.  At the time of the exercise of the Option, the Option price shall be payable in United States dollars by (i) check or (ii) by such other mode of payment as the Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board.

SECTION 10.  MISCELLANEOUS PROVISIONS.
C.  Tax Withholding.  Whenever under the Plan Common Stock is to be delivered pursuant to an Award, PPL Corporation may require as a condition of delivery that Participant remit an amount sufficient to satisfy all federal, state and local tax withholding requirements related thereto.  In addition, PPL Corporation may deduct from any salary or other payment due to such Participant, an amount sufficient to satisfy all federal, state and local tax withholding requirements related to the delivery of Common Stock under the Plan.  Without limiting the generality of the foregoing, Participant may elect to satisfy all or part of the foregoing withholding requirements by delivery of unrestricted shares of Common Stock owned by Participant for at least six months (or such other period as PPL Corporation may determine), having a Fair Market Value (determined as of the date of such delivery by Participant) equal to all or part of the amounts to be so withheld.  As a condition of accepting such delivery, PPL Corporation may require Participant to furnish an opinion of counsel acceptable to PPL Corporation to the effect that such delivery will not result in Participant incurring any liability under Section 16(b) of the Exchange Act.  Alternatively, PPL Corporation may permit any such delivery to be made by withholding shares of Common Stock from the shares otherwise issuable pursuant to the Award giving rise to the tax withholding obligation (in which event the shares shall be valued at their fair market value under any reasonable valuation method permitted by IRS regulations for withholding purposes, which shall be consistently applied).

II. Except as provided for in this Amendment No. 4, all other provisions of the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, this Amendment No. 4 is executed this day of ___________________, 2008.

PPL SERVICES CORPORATION	PPL CORPORATION

By:______________________________	By:______________________________
Paul Farr Executive Vice President and Chief Financial Officer	Paul Farr Executive Vice President and Chief Financial Officer